SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2006

                Data I/O Corporation

(Exact name of registrant as specified in its charter)

                Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Avenue N.E., Suite 101, Redmond, WA	98052-5032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

10525 Willows Road N.E., Redmond, WA 98073-9746

(Former name or former address, if changed since last report)

Page 1 of 3 Pages

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2006, First American Equipment Finance (Lessor) entered into a master lease agreement with Data I/O.

Data I/O’s initial Equipment Schedule financed under the master lease agreement has the following provisions: lease term of 5 years; purchase option for $1 on completion; 20 quarterly payments of $35,217 totaling $704,345; and Data I/O pays all taxes, insurance, maintenance, costs and expenses. This will be accounted for as a capital lease obligation. The financing was used to fund equipment, furniture and other items in connection with our move to a new facility in Redmond, Washington.

The master lease agreement provides for events of default such as: failure to pay rent; failure to observe covenants; bankruptcy, reorganization or insolvency; assignment, movement or transfer of the equipment; termination of existence or certain control changes; false representations; license breaches or terminations; or failure to maintain insurance. Should an event of default occur, and not be cured or waived, at the lessor’s determination it could result in a lease termination, obligation acceleration, damages or other remedies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATA I/O CORPORATION
September 28, 2006	By:	/s/Joel S. Hatlen
Joel S. Hatlen Vice President Chief Financial Officer Secretary and Treasure